CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

June 29, 2018

Board of Directors Lykuid, Inc.

We hereby consents to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated May 31, 2018, with respect to the balance sheet of Lykuid, Inc. as of December 31, 2017 and the related statements of operations, shareholder's equity and cash flows for the period from October 12, 2017 (inception) to December 31, 2017 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

June 29, 2018